Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE
SEPTEMBER 19, 2011

CHESAPEAKE ENERGY CORPORATION ANNOUNCES EXECUTIVE
MANAGEMENT TEAM FOR CHESAPEAKE OILFIELD SERVICES, L.L.C.

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 19, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced the executive management team for its newly formed and wholly owned subsidiary Chesapeake Oilfield Services, L.L.C. (COS).

Chesapeake initiated its service company vertical integration strategy in 2001 with a $25 million investment to build and refurbish five drilling rigs.  In the past 10 years, Chesapeake has built what it believes will become a top five U.S.-focused oilfield service company.  The goal of Chesapeake’s service company vertical integration strategy is to provide premium services at attractive prices to Chesapeake's E&P operations while improving operating efficiencies, lowering costs and serving as an inflation hedge.  Including Chesapeake's 30% interest in Frac Tech International, LLC, the company has invested approximately $1.8 billion in its service companies and believes in 2012 its service companies could be worth between $7-10 billion.

Subsidiaries of COS include the following: Nomac Drilling, L.L.C., the nation's fourth-largest drilling contractor with 114 operated rigs; Performance Technologies, L.L.C. (PTL), a start-up pressure pumping company that will have 60,000 horsepower (hp) in the field in October 2011, 140,000 hp by February 2012 and 300,000 hp by year-end 2012; Thunder Oilfield Services, L.L.C., a holding company for trucking, equipment rental and rock excavation businesses; Compass Manufacturing, L.L.C., which supplies natural gas compression packages and related production equipment to Chesapeake’s wholly owned subsidiary MidCon Compression L.L.C., which is the second-largest natural gas compressor provider in the U.S.; and CHK Directional Drilling, L.L.C., a leading provider of integrated directional drilling and measurement while drilling (MWD) services.

COS Management Profiles

Jerry L. Winchester, 52, joined COS as the company’s first Chief Executive Officer.  Mr. Winchester served as President and CEO of Boots & Coots International Well Control, Inc. for 13 years until the company was acquired by Halliburton Corporation in September 2010.  Boots & Coots was formed in 1978 and was a public company for 15 years before its acquisition.  Prior to Boots & Coots, Mr. Winchester served in a variety of management and operational roles over 14 years with Halliburton.  He received a Bachelor of Science degree from Oklahoma State University.

James G. “Jay” Minmier, 47, joined COS as President of Nomac Drilling and CHK Directional Drilling.  Previously, Mr. Minmier served as Vice President and General Manager for Precision Drilling Corporation.  He has more than 20 years of experience in the drilling industry, including previous assignments with Helmerich & Payne IDC and Grey Wolf Drilling LLC.  Prior to working in the oilfield, Mr. Minmier was a captain in the U.S. Air Force.  He received a Bachelor of Science degree from the University of Texas at Arlington and a Master of Business Administration degree from the University of West Florida.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

William R. “Bill” Stanger, 57, joined Chesapeake in January 2010 as President of Great Plains Oilfield Rentals, a wholly owned subsidiary of Chesapeake, and has assumed the role of President of PTL.  Mr. Stanger served in a variety of management and operational positions for Schlumberger Limited for 23 years including Vice President of Operations Well Services – North America and management of wireline, drilling and measurements, artificial lift and data and consulting services.  He received a Bachelor of Science degree from the University of Tulsa.

Zachary M. “Zac” Graves, 36, joined COS through Chesapeake’s recent acquisition of Bronco Drilling Company, Inc. in June 2011, where he most recently served as Executive Vice President of Operations and previously served as Chief Financial Officer.  Mr. Graves serves as President of Thunder Oilfield Services.  He received a Bachelor of Business Administration degree from the University of Oklahoma.

David L. “Dave” Fisher, 58, was appointed Chief Administrative Officer of COS in May 2011.  Mr. Fisher previously served as Vice President of Drilling Services for Chesapeake, coordinating business activities for numerous Chesapeake affiliates.  Prior to joining Chesapeake in 2006, Mr. Fisher held management and executive management positions with Reading and Bates Offshore Drilling, NICOR Drilling, FWA Drilling, ADCOR-Nicklos Drilling Company and Merlin Production Company.  Mr. Fisher received a Bachelor of Arts and Sciences degree from the University of Oklahoma and a Master of Business Administration degree from the University of Tulsa.

Chesapeake Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We have built a premier U.S. onshore oilfield service business in COS and are extremely pleased to add additional first-class leadership to further enhance our success and manage this distinctive combination of very profitable assets.  Chesapeake benefits greatly from its vertically integrated business model and believes that owning and operating quality service assets to drill and complete its wells uniquely insulates Chesapeake from inflationary pressures.  The buildout of these oilfield service businesses further demonstrates the energy sector’s contribution to economic recovery in the U.S. by adding high-paying, quality jobs across all the COS business units in multiple states.  The assembling of this very strong COS management team is an important step to ultimately monetizing a portion of these assets to unlock the latent value in COS for Chesapeake’s shareholders.”

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.